Exhibit 99.1

Crexendo Reports Third Quarter 2011 Financial Results

PHOENIX, Nov. 7, 2011 (GLOBE NEWSWIRE) -- Crexendo, Inc. (AMEX:EXE), a provider of Cloud based infrastructure services to small and mid-sized businesses, including telecom and website hosting services, e-commerce software, website development, and Internet marketing services, today reported financial results for its third quarter ended September 30, 2011.

Third Quarter 2011 Compared to 2010

Net Income for the third quarter of 2011 was $4,507,000 or $0.42 per diluted common share, compared to a net loss of $79,000 or $0.01 per diluted common share in the prior year quarter. Income before income tax provision for the third quarter of 2011 was $4,546,000, which included $209,000 in restructuring related charges related to office space impairments and other one-time charges associated with the announced restructuring of our StoresOnline division, compared to a loss of $455,000 in the prior year quarter. Cash used in operating activities for the third quarter of 2011 was $320,000, compared to $601,000 for the prior year quarter. As of September 30, 2011, cash and cash equivalents were $10,096,000, which included $1,088,000 of restricted cash, working capital was $8,376,000, and working capital excluding deferred revenue was $19,809,000. Total current and long-term trade receivables were $19,348,000 as of September 30, 2011.

Segment Results

StoresOnline

Revenue for the third quarter of 2011 decreased 32% to $9,542,000 compared to $13,969,000 for the prior year quarter. Total segment operating expenses decreased 78% to $2,850,000 in the current quarter from $12,764,000 in the prior year quarter.

Segment other income, primarily related to interest on the collection of accounts receivable decreased 15% to $1,241,000 in the current quarter from $1,452,000 in the prior year quarter.

Total segment income before income tax provision increased 199% to $7,933,000 in the current quarter from $2,657,000 in the prior year quarter.

Crexendo Web Services

Revenue for the third quarter of 2011 increased 106% to $648,000 compared to $315,000 in the prior year quarter. Crexendo Web Services backlog was $1,135,000 at September 30, 2011 compared to a backlog of $692,000 at September 30, 2010.

Total segment operating expenses increased 58% to $1,185,000 during the current quarter compared to $750,000 in the prior year quarter. The increase in segment operating expenses is primarily due to an increase in direct sales costs and fulfillment costs as we prepare for increases in sales.

Total segment operating loss increased 23% to $537,000 in the current quarter compared to $435,000 in the prior year quarter.

Crexendo Network Services

Revenue for the third quarter of 2011 was $52,000 compared to no revenue in the prior year quarter. Total Crexendo Network Services operating expenses were $573,000 for the current quarter compared to $435,000 in the prior year quarter.

Nine months ended September 30, 2011 compared to 2010

Net loss for the nine months ended September 30, 2011 was $6,689,000 or $.63 per diluted common share, compared to Net income of $95,000 or $0.01 per diluted common share in the comparable period last year. Revenue for the nine months ended September 30, 2011 decreased 13% to $42,306,000 compared to $48,826,000 for the comparable period last year. Revenue from our Crexendo Web Services division was $1,677,000 compared to $922,000 in the comparable period last year. Total operating expenses decreased 10% to $47,600,000 for the nine months ended September 30, 2011 compared to $52,656,000 for the comparable period last year. Cash used in operating activities was $3,089,000 for the nine months ended September 30, 2011, compared to cash used of $626,000 for the comparable period last year.

Steven G. Mihaylo, Chief Executive Officer of Crexendo stated, "The results of this quarter are in line with our restructuring plan. We have continued to ramp up the number of direct sales representatives. Today we have 28 direct sales representatives selling both our web services offerings and our telecom offering, with plans to hire an additional three to four sales representatives per month. We concluded the initial testing of pricing plans for selling our web builder software online and are in the process of analyzing the results. We will continue to test market strategies and make the changes we believe are in our best long term interest of the Company. We are also continuing to test webinars and strategic partnerships. We expect that we will delay an aggressive online marketing campaign as we focus our efforts and resources on our direct sales channel.

I continue to believe we have made the right strategic decisions regarding the long term growth of our company. I am impressed with the breadth and strength of our offerings, and believe we are in the right market. Our primary job is to continue to grow and mature the sales team, aggressively pursue additional sales channels and create long lasting customer relationships, which we believe will result in a sustainable recurring revenue model."

Conference Call

The company is hosting a conference call today, November 7, 2011, at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.crexendoinc.com. If you do not have Internet access, the telephone dial-in number is 888-690-2873 for domestic participants and 913-312-1453 for international participants. The conference ID to join the call is 7051947. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EST. A telephone replay will be available two hours after the call for 4 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 7051947.

About Crexendo

Crexendo provides Cloud-based infrastructure services to small and mid-sized businesses, which includes telecom and website hosting services, ecommerce software, website development and Internet marketing services. These Cloud-based services help small and mid-sized businesses build Internet strategies to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software, training and Cloud-based telecom and website hosting services, Crexendo offers site development, search engine optimization (SEO), link building and training. Crexendo, Crexendo Business Solutions, Crexendo Network Services and StoresOnline are trademarks of Crexendo, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about Crexendo, (i) that the results of this quarter are in line with the Company restructuring plan, (ii) plans to hire an additional three to four sales representatives per month, (iii) that the Company has concluded the initial testing of pricing plans for selling its web builder software online and the Company is in the process of analyzing the results, (iv) that the Company will continue to test market strategies and make the changes that are in our best long term interest of the Company, (v) that the Company will continue to test webinars and strategic partnerships, (vi) that the Company will delay an aggressive online marketing campaign, (vii) that the Company will focus its efforts and resources on its direct sales channel, (iix) that the Company continues to believe it has made the right strategic decisions regarding the long term growth of the Company, (ix) it is impressed with the breadth and strength of its offerings, (x) belief that it is in the right market, (xi) primary job being to continue to grow and mature the sales team, aggressively pursue additional sales channels and create long lasting customer relationships, and (xii) belief that those actions will result in a sustainable recurring revenue model.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 as well as the Form 10-K for the year ended December 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	September 30, 2011	December 31, 2010
Assets

Current Assets:
Cash and cash equivalents	$9,008	$14,207
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $6,540 as of September 30, 2011 and $10,464 as of December 31, 2010	11,481	12,122
Inventories	421	1,067
Income tax receivable	656	1,239
Deferred income tax assets, net	--	949
Prepaid expenses and other	819	1,376
Total Current Assets	23,473	32,048

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $4,880 as of September 30, 2011 and $7,957 as of December 31, 2010	7,867	9,442
Property and equipment, net	3,446	3,139
Deferred income tax assets, net	376	5,024
Intangible assets	97	987
Goodwill	265	265
Other long-term assets	254	239
Total Assets	$36,278	$51,644

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$886	$3,328
Accrued expenses and other	2,191	3,361
Dividend payable	211	214
Deferred income tax liability	376	--
Deferred revenue, current portion	11,433	13,757
Total Current Liabilities	15,097	20,660

Deferred revenue, net of current portion	7,905	9,523
Other long-term liabilities	410	1,341
Total Liabilities	23,412	31,524

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	--	--
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 10,523,078 shares outstanding as of September 30, 2011 and 10,664,878 shares outstanding as of December 31, 2010	11	11
Additional paid-in capital	48,916	49,481
Accumulated deficit	(36,061)	(29,372)
Total Stockholders' Equity	12,866	20,120

Total Liabilities and Stockholders' Equity	$36,278	$51,644

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$10,242	$14,284	$42,306	$48,826
Operating expenses:
Cost of revenue	2,057	4,707	16,037	15,032
Selling and marketing	806	7,232	19,645	25,019
General and administrative	3,276	3,295	9,368	10,395
Research and development	807	957	2,550	2,210
Total operating expenses	6,946	16,191	47,600	52,656

Income (Loss) from operations	3,296	(1,907)	(5,294)	(3,830)

Other income (expense):
Interest income	1,306	1,137	3,775	3,571
Interest expense	--	(1)	(2)	(3)
Other income (expense), net	(56)	316	(89)	182
Total other income, net	1,250	1,452	3,684	3,750

Income (loss) before income tax provision	4,546	(455)	(1,610)	(80)

Income tax benefit (provision)	(39)	376	(5,079)	175

Net income (loss)	$4,507	$(79)	$(6,689)	$95

Net income (loss) per common share:
Basic	$0.43	$(0.01)	$(0.63)	$0.01
Diluted	$0.42	$(0.01)	$(0.63)	$0.01

Dividends per common share:	$0.02	$0.02	$0.06	$0.06

Weighted average common shares outstanding:
Basic	10,589,132	11,383,464	10,623,341	11,403,148
Diluted	10,611,254	11,383,464	10,623,341	11,422,471

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Nine Months Ended September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(6,689)	$95
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	1,000	1,030
Impairment of inventory, intangible assets, and lease cancellation	1,169	--
Loss on Subsidiary	56	--
Expense for stock options issued to employees	686	855
Tax benefit upon issuance of common stock	--	(3)
Deferred income tax provision (benefit)	5,973	(709)
Changes in assets and liabilities net of effects from acquisition:
Trade receivables	2,216	2,900
Inventories	419	(720)
Income tax receivable	583	(519)
Prepaid expenses and other	557	505
Other long-term assets	(15)	51
Accounts payable, accrued expenses and other	(4,171)	(1,575)
Income taxes payable	--	5
Deferred revenue	(3,942)	(3,383)
Other long-term liabilities	(931)	842
Net cash used for operating activities	(3,089)	(626)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(764)	(2,356)
Acquisition of company	--	(250)
Proceeds from sale of property held for sale	--	210
Investment in subsidiary	(56)	--
Net cash used for investing activities	(820)	(2,396)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	68	13
Repurchase of common stock	(682)	(323)
Payments made on contingent consideration	(36)	(61)
Dividend payments	(640)	(686)
Net cash used for financing activities	(1,290)	(1,057)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,199)	(4,079)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,207	21,549
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,008	$17,470

Supplemental disclosure of cash flow information:
Cash paid (received) during the period:
Interest	--	1
Income taxes	(530)	190

CREXENDO, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (CONTINUED)
(In thousands)

	Nine Months Ended September 30,
	2011	2010
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	$211	$228
Purchase of property and equipment included in accounts payable	313	82
Acquisition of company with stock	--	117
Contingent consideration related to acquisition	--	128

CONTACT:  Crexendo, Inc.
                       Steven G. Mihaylo, CEO
                       775-530-3955
                       Stevemihaylo@crexendo.com